Exhibit 99.1

Allison Transmission Announces First Quarter 2020 Results

•	Net Sales of $637 million

•	Net Income of $139 million, 22% of Net Sales

•	Adjusted EBITDA of $257 million, 40% of Net Sales

•	Diluted EPS of $1.20

•	As of March 31, 2020, the company had $114 million of cash and cash equivalents and $595 million of available revolving credit facility commitments

INDIANAPOLIS, May 4, 2020 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully automatic transmissions and a supplier of commercial vehicle propulsion solutions, today reported net sales for the first quarter of $637 million, a 6 percent decrease from the same period in 2019. The decrease in net sales was principally driven by lower demand in the North America On-Highway and Outside North America On-Highway end markets partially offset by higher demand in the Defense and Service Parts, Support Equipment & Other end markets.

Net Income for the quarter was $139 million compared to $167 million for the same period in 2019. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $257 million compared to $290 million for the same period in 2019. Net Cash Provided by Operating Activities for the quarter was $148 million compared to $194 million for the same period in 2019. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $127 million compared to $175 million for the same period in 2019.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “I would like to thank all of Allison’s employees, customers and suppliers for their dedication and resilience during this unprecedented time. The health and well-being of Allison’s extended family has always been our top priority and we will continue to take the actions necessary to ensure the safety of our people and our communities.”

Graziosi continued, “Despite the ongoing COVID-19 related disruptions to global supply chains and customer demand, as well as the withdrawal of our initial 2020 guidance in March, first quarter results were largely in line with our expectations, and the Allison team remains focused on aligning our operations with the needs of our customers. We continue to operate from a position of strength, given our long-standing commitment to prudent balance sheet management, ample liquidity and profitable operations. As of March 31, 2020, Allison had $114 million of cash, $595 million of available revolving credit facility commitments and a flexible and long-dated debt structure, with the earliest debt maturity due in September 2024. A history of robust cash flow generation, combined with our strong financial position also enabled the company to opportunistically settle $180 million of share repurchases and increase the quarterly dividend to $0.17 per share during the first quarter.”

First Quarter Net Sales by End Market

End Market	Q1 2020 Net Sales ($M)	Q1 2019 Net Sales ($M)	% Variance
North America On-Highway	$352	$377	(7%)
North America Off-Highway	$8	$14	(43%)
Defense	$40	$32	25%
Outside North America On-Highway	$72	$94	(23%)
Outside North America Off-Highway	$27	$27	—
Service Parts, Support Equipment & Other	$138	$131	5%
Total Net Sales	$637	$675	(6%)

First Quarter Highlights

North America On-Highway end market net sales were down 7 percent from the same period in 2019 principally driven by lower demand for Rugged Duty Series models and up 7 percent on a sequential basis principally driven by higher demand for Rugged Duty Series and Pupil Transport/Shuttle Series models.

North America Off-Highway end market net sales were down $6 million from the same period in 2019 and up $7 million sequentially, in both cases principally driven by fluctuations in demand for hydraulic fracturing applications.

Defense end market net sales were up 25 percent from the same period in 2019 and down 5 percent on a sequential basis, in both cases principally driven by Tracked vehicle demand.

Outside North America On-Highway end market net sales were down 23 percent from the same period in 2019 principally driven by lower demand in Europe and Asia, and down 21 percent sequentially principally driven by lower demand in Asia and South America.

Outside North America Off-Highway end market net sales were flat with the same period in 2019 driven by higher demand in the energy sector offset by lower demand in the mining and construction sectors and up $9 million on a sequential basis principally driven by higher demand in the energy sector.

Service Parts, Support Equipment & Other end market net sales were up 5 percent from the same period in 2019 principally driven by aluminum die casting component volume associated with the Walker Die Casting acquisition partially offset by lower demand for North America Off-Highway service parts and up 2 percent sequentially principally driven by higher demand for North America service parts.

Gross profit for the quarter was $326 million, a decrease of 9 percent from $359 million for the same period in 2019. Gross margin for the quarter was 51.2 percent, a decrease of 200 basis points from a gross margin of 53.2 percent for the same period in 2019. The decrease in gross profit was principally driven by lower net sales and unfavorable mix partially offset by favorable material costs.

Selling, general and administrative expenses for the quarter were $75 million, a decrease of $9 million from $84 million for the same period in 2019. The decrease was principally driven by lower incentive compensation expense and lower intangible amortization expense.

Engineering – research and development expenses for the quarter were $36 million, an increase of $5 million from $31 million for the same period in 2019. The increase was principally driven by the timing of product initiatives spending.

Interest expense, net for the quarter was $33 million, a decrease of $3 million from $36 million for the same period in 2019. The decrease was principally driven by expenses related to the long-term debt refinancing in 2019 that did not recur in 2020.

Net income for the quarter was $139 million, a decrease of $28 million from $167 million for the same period in 2019. The decrease was principally driven by lower gross profit and increased product initiatives spending partially offset by lower selling, general and administrative expenses and lower interest expense.

Net cash provided by operating activities was $148 million, a decrease of $46 from $194 million for the same period in 2019. The decrease was principally driven by lower gross profit and increased product initiatives spending partially offset by lower cash interest expense.

First Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $257 million, a decrease of $33 million from $290 million for the same period in 2019. The decrease in Adjusted EBITDA was principally driven by lower gross profit and increased product initiatives spending partially offset by lower selling, general and administrative expenses.

Adjusted Free Cash Flow for the quarter was $127 million, a decrease of $48 million from $175 million for the same period in 2019. The decrease was principally driven by lower net cash provided by operating activities and increased capital expenditures.

COVID-19 and Market Update

The COVID-19 pandemic continues to disrupt global markets and supply chains, creating significant uncertainty and a weaker global outlook. While the impact of these developments on Allison materialized late in the first quarter, we anticipate continued disruptions to our business for the foreseeable future. Given the uncertain duration of the pandemic, as well as continuously evolving customer demand and supply chain readiness, we cannot conclusively provide a full year 2020 revenue, earnings or cash flow outlook at this time.

The Allison team is proactively aligning operations, programs and spending across our business to meet the needs of our customers. Unfortunately, end markets conditions have necessitated temporary shutdowns commensurate with demand at select facilities and furloughs of a portion of our workforce. Further, while growth initiatives remain a priority for Allison, the timing and cadence of various growth and product development initiatives are undergoing recurring assessments in support of our alignment activities. Allison is lowering our full year 2020 Capital Expenditures target by approximately 35 percent compared to 2019 and will continue to monitor market conditions and adjust accordingly.

Conference Call and Webcast

The company will host a conference call at 5:00 p.m. ET on Monday, May 4 to discuss its first quarter 2020 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 8:00 p.m. ET on May 4 until 11:59 p.m. ET on May 11. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13701602.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,500 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results or expected ability to re-open our facilities promptly. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Raymond Posadas

Director of Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2020	2019
Net sales	$637	$675
Cost of sales	311	316

Gross profit	326	359
Selling, general and administrative	75	84
Engineering - research and development	36	31

Operating income	215	244
Interest expense, net	(33)	(36)
Other (expense) income, net	(1)	3

Income before income taxes	181	211
Income tax expense	(42)	(44)

Net income	$139	$167

Basic earnings per share attributable to common stockholders	$1.20	$1.33

Diluted earnings per share attributable to common stockholders	$1.20	$1.32

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$114	$192
Accounts receivable, net	303	253
Inventories	207	199
Other current assets	42	42

Total Current Assets	666	686
Property, plant and equipment, net	627	616
Intangible assets, net	1,026	1,042
Goodwill	2,041	2,041
Other non-current assets	64	65

TOTAL ASSETS	$4,424	$4,450

LIABILITIES
Current Liabilities
Accounts payable	$191	$150
Product warranty liability	25	24
Current portion of long-term debt	6	6
Deferred revenue	34	35
Other current liabilities	170	202

Total Current Liabilities	426	417
Product warranty liability	26	28
Deferred revenue	106	104
Long-term debt	2,512	2,512
Deferred income taxes	415	387
Other non-current liabilities	246	221

TOTAL LIABILITIES	3,731	3,669
TOTAL STOCKHOLDERS’ EQUITY	693	781

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,424	$4,450

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2020	2019
Net cash provided by operating activities	$148	$194
Net cash used for investing activities (a)	(21)	(19)
Net cash used for financing activities	(203)	(83)
Effect of exchange rate changes on cash	(2)	1

Net (decrease) increase in cash and cash equivalents	(78)	93
Cash and cash equivalents at beginning of period	192	231

Cash and cash equivalents at end of period	$114	$324

Supplemental disclosures:
Interest paid	$8	$14
Income taxes paid	$6	$6

(a) Additions of long-lived assets	$(21)	$(19)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended
	March 31,
	2020	2019
Net income (GAAP)	$139	$167
plus:
Income tax expense	42	44
Interest expense, net	33	36
Depreciation of property, plant and equipment	22	18
Amortization of intangible assets	16	22
Stock-based compensation expense (a)	3	3
Expenses related to long-term debt refinancing (b)	—	1
Unrealized loss (gain) on foreign exchange (c)	2	(1)

Adjusted EBITDA (Non-GAAP)	$257	$290

Net sales (GAAP)	$637	$675
Net income as a percent of net sales (GAAP)	21.8%	24.7%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	40.3%	43.0%

Net cash provided by operating activities (GAAP)	$148	$194
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(21)	(19)

Adjusted free cash flow (Non-GAAP)	$127	$175

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents expenses (recorded in Other (expense) income, net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 in the first quarter of 2019.
(c)	Represents losses (gains) (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.